Exhibit 10.6

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Date: July 2, 2021

Viridi E-Mobility Technology (Ningbo) Co., Ltd.

and

Zhejiang Jichuang Auto Parts Co., Ltd.

and

ZEEKR Intelligent Technology Holding Limited

on

Share Purchase Agreement

of

Viridi E-Mobility Technology (Ningbo) Co., Ltd.

Contents

1	Definition	- 2 -

2	Capital Increase and Subscription of Equity	- 3 -

3	Prerequisites	- 4 -

4	Delivery	- 5 -

5	Undertakings and Arrangements for the Transition Period	- 5 -

6	Representations and Warranties	- 5 -

7	Undertakings	- 6 -

8	Liability for Breach of this Agreement	- 6 -

9	Confidentiality	- 7 -

10	Transfer	- 7 -

11	Termination	- 7 -

12	Governing Laws and Dispute Resolution	- 8 -

13	Notice	- 8 -

14	Other Provisions	- 9 -

Appendix 1 Information of the Target Company	- 10 -

Appendix 2 Statements and Warranties	- 11 -

Appendix 3 Disclosure Letter	- 12 -

This Share Purchase Agreement (hereinafter referred to as “this Agreement”) was made and entered into by and between the following Parties on July 2, 2021:

(1)	ZEEKR Intelligent Technology Holding Limited, a limited company registered under the laws of Cayman ("ZEEKR Cayman");

(2)	Zhejiang Jichuang Auto Parts Co., Ltd., a limited liability company incorporated and existing under the laws of the People's Republic of China, with its registered address at [***] ("Zhejiang Jichuang"); and

(3)	Viridi E-Mobility Technology (Ningbo) Co., Ltd., a limited liability company incorporated and existing under the laws of the People's Republic of China, with its registered address at [***] ("Ningbo Viridi” or the "Target Company”).

Whereas:

(A)	Ningbo Viridi is a limited liability company incorporated and existing under the laws of the People's Republic of China, the details of which are listed in Appendix 1.

(B)	The Capital Increasing Party (as defined below) intends to increase the capital of Ningbo Viridi in cash in accordance with the terms of this Agreement. Zhejiang Jichuang and Ningbo Viridi agreed that the Capital Increasing Party would increase the capital to Ningbo Viridi in cash.

The Parties agreed as follows:

1	Definition

1.1	Unless otherwise expressly provided or otherwise required by the context, the words in bold in the English text of this Agreement shall have the following meanings:

"Agreement” has the meaning set forth in the preamble;

"Business day" means a day (excluding Saturdays, Sundays and public holidays in China and Hong Kong) on which banks are open for business in both the PRC and the Hong Kong Special Administrative Region;

"Delivery" means the completion of the Capital Increase in accordance with Article 4;

"Delivery date" means the second business day (or such other date as the Parties may otherwise agree in writing) following the date on which all of the conditions precedent in paragraph 3.1 are finally satisfied or waived in writing by the Capital Increasing Party (paragraphs 3.1.3 and 3.1.4 shall not be waived);

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equitable interest, right of sale, pledge, retention of title, right of preemption, right of first refusal, other third party right or security interest of any nature;

"Material adverse effect" means a material impairment of the business, operations, prospects, financial condition, shareholders' equity or results of operations of the Target Company;

“The Parties" means the parties to this Agreement, and “a Party” or “any Party” means any of them;

“China” or “PRC” means the People's Republic of China. For the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan are excluded;

"RMB" means Renminbi, the lawful currency of China;

"Market regulation administration" means the market regulation administration that is in charge of the registration of the Target Company and issuing the business license to the Target Company;

"Tax” means all forms of tax levied on any person, whether direct or indirect; whether levied on income, profits, earnings, net worth, value of assets, turnover, value added or other factors; taxes, duties, contributions, rents, charges (including but not limited to contributions to social security funds and any other wage-related taxes and fees), whether imposed by law or by the state, provincial, local or municipal governments; whenever and wherever they are imposed (whether withholdings or deductions on the basis of taxes or other factors); and any penalties, fees, costs and interest related to the foregoing taxes;

"Transaction document" means any or all of the documents, contracts, agreements or other instruments executed in connection with this Capital Increase, including, without limitation, this Agreement, as amended.

"Transition period" means the period from the effective date of this Agreement to the delivery date.

"Disclosure letter" means the written disclosure by Zhejiang Jichuang and Ningbo Viridi of their own operations and business to ZEEKR Cayman as an exception to the exclusion of "representations and warranties", "undertakings" and “statements and warranties” under this Agreement.

"Capital Increasing Party" shall initially mean ZEEKR Cayman, but after ZEEKR Cayman has designated its directly or indirectly wholly owned limited liability companies incorporated and existing under the laws of the PRC as the Capital Increasing Party under this Agreement, then such PRC company.

1.2	Unless the context requires otherwise, the following interpretive guidelines shall apply:

1.2.1	References to the laws of the People's Republic of China shall include all laws, rules, regulations and normative documents publicly promulgated in China, as well as any superseding, amending and subordinate legislation enacted from time to time in respect of the foregoing;

1.2.2	References to any contract or document shall include any modifications, updates, supplements or replacements thereto from time to time;

1.2.3	References to a clause or an appendix shall refer to the clause or appendix in this Agreement;

1.2.4	References to a person shall include a corporate organization, an unregistered entity or other entity;

1.2.5	The headings of each clause are for convenience of reference only and shall not affect the interpretation of this Agreement.

2	Capital Increase and Subscription of Equity

2.1	Pursuant to the terms and conditions of this Agreement, upon the delivery, the Target Company shall increase its registered capital by RMB62,448,980 (the "Capital Increase Amount"), which shall be subscribed in full by the Capital Increasing Party in accordance with the Subscription Price set out in paragraph 2.3 (the "Capital Increase"). Zhejiang Jichuang agrees to waive its right of pre-emptive subscription. Upon completion of the Capital Increase, the registered capital of the Target Company shall be changed to RMB122,448,980, of which Zhejiang Jichuang shall hold a forty-nine percent (49%) interest in the registered capital of the Target Company and the Capital Increasing Party shall hold a fifty-one percent (51%) interest in the registered capital of the Target Company. From the delivery date, all the owner's equity of the Target Company in all previous years and this Capital Increase shall be enjoyed by each shareholder in proportion to the shareholding determined in this paragraph.

2.2	The Parties agreed that the share capital structure of the Target Company on the delivery date is shown in the table below:

Shareholder	Capital contribution (RMB)	Shareholding ratio
Capital Increasing Party	62,448,980	51%
Zhejiang Jichuang	60,000,000	49%
Total	122,448,980	100%

2.3	Subscription Price

2.3.1	As consideration for this Capital Increase, the Capital Increasing Party shall pay an aggregate amount of RMB860,696,832 (the "Subscription Price") to the Target Company in accordance with the provisions of paragraph 4.2. According to the Appraisal Report issued by Vigers Asset Appraisal Consultants Limited, the appraisal price of 100% equity interest in the Target Company as of April 30, 2021 was RMB[***]. On the basis of the foregoing valuation, the Subscription Price for this Capital Increase is RMB860,696,832 as agreed by the Parties.

2.3.2	Of the Subscription Price, RMB62,448,980 shall be included in the registered capital of the Target Company as the Capital Increase Amount, and the remaining RMB798,247,852 shall be included in the capital reserve of the Target company as the premium of the Capital Increase.

2.4	The Parties agree to execute all transaction documents and perform all acts and matters necessary for the full effect of the Capital Increase.

3	Prerequisites

3.1	Delivery is conditional upon each of the following conditions being met or waived in writing by the Capital Increasing Party:

3.1.1	The transactions under this Agreement have been approved by the internal authority of the Parties;

3.1.2	The Target Company has made an internal valid resolution document agreeing to the transactions under this Agreement;

3.1.3	All approvals, consents, filings, waivers (if any) from government agencies and third parties as required for the transactions under this Agreement have been obtained, including but not limited to the completion of the business change registration procedures involved in this Capital Increase by the market regulation administration and the obtaining of a new business license by the Target Company (if required);

3.1.4	Geely Automobile Holdings Limited, the controlling shareholder of the Capital Increasing Party, has complied with the procedures required under the Listing Rules and the Articles of Association in respect of the transactions under this Agreement, including, if necessary, the passing of a resolution in the general meeting;

3.1.5	The warranties given by Zhejiang Jichuang and Ningbo Viridi in this Agreement are true and accurate in all material respects and not materially misleading in any respect, and Zhejiang Jichuang and Ningbo Viridi have fully performed all their obligations under this Agreement on or before the delivery date;

3.1.6	Nothing has occurred that would have a material adverse effect on this Capital Increase or the existence, business or finances of the Target Company; no statute, regulation, legal proceeding or administrative order has been enacted, entered into, conducted or issued in relation to the Target Company that is subsisting or pending as of the delivery date and that would or could reasonably be expected to prohibit or restrict the consummation or completion of the transactions under this Agreement.

3.2	If any of the conditions set forth in paragraph 3.1 is not satisfied or waived as agreed herein within ninety calendar days from the date of this Agreement (or such later date as the Parties may agree in writing) (paragraphs 3.1.3 and 3.1.4 shall not be waived), any Party may terminate this Agreement by written notice to the other party. In the event of such termination, neither party shall make any further application to the other party or hold the other party liable. Upon such termination, all rights, duties and obligations under this Agreement shall cease and be null and void and of no further effect, except for any prior breach.

4	Delivery

4.1	Subject to the satisfaction of the prerequisites or the written waiver of the Capital Increasing Party (paragraphs 3.1.3 and 3.1.4 shall not be waived), on the delivery date and at the registered office of the Target Company (or at such other place or other time as the Parties may agree in writing), Zhejiang Jichuang and Ningbo Viridi shall provide the Capital Increasing Party with the originals of the following documents (or scanned copies/copies of the originals as approved by the Capital Increasing Party) to complete the delivery:

4.1.1	Resolutions of the board of directors and/or shareholders' meetings of Zhejiang Jichuang and Ningbo Viridi approving this Agreement and the transactions hereunder;

4.1.2	The documents certifying the industrial and commercial change registration procedures involved in the completion of this Capital Increase by the Target Company and the newly issued business license after the change of registered capital;

4.2	The Parties will separately confirm the date of contribution in writing after the delivery date, at which time the Capital Increasing Party shall remit the Subscription Price as described in paragraph 2.3 to the bank account provided by the Target Company 14 calendar days in advance.

5	Undertakings and Arrangements for the Transition Period

During the transition period, without the prior consent of the Capital Increasing Party or as expressly provided in this Agreement, Zhejiang Jichuang and Ningbo Viridi shall undertake not to engage in any matters other than for the purpose of maintaining the normal operation of the Target Company or commencing business operation as soon as possible, and Zhejiang Jichuang and Ningbo Viridi undertake not to dispose of the assets listed in the Appraisal Report in any manner (if applicable), but the foregoing shall not limit the actions or matters that the Target Company is required to take pursuant to laws, regulations or governmental requirements.

6	Representations and Warranties

6.1	Zhejiang Jichuang and Ningbo Viridi hereby further represent and warrant to the Capital Increasing Party as follows, which warranties shall be repeated from the date of this Agreement to the delivery date on each and every day:

6.1.1	It has full power and authority to enter into this Agreement and to perform their obligations hereunder;

6.1.2	The company information in Appendix 1 is true, accurate and complete. The statements and warranties in Appendix 2 are true, accurate and complete in all material respects;

6.1.3	The execution and delivery of this Agreement and compliance with the terms hereof do not conflict with or result in a breach of any provision of its constituent documents or any deed, trust, mortgage or other agreement or instrument to which it is a party or by which it or its property is bound, and do not violate any existing applicable law, regulation, judgment, order, authority or ruling with respect to the Target Company or any of its property;

6.1.4	It has not previously entered into, nor will it enter into on or after the date hereof, any agreement with a party other than the Capital Increasing Party that is inconsistent with this Agreement or that prevents it from performing its obligations under this Agreement;

6.1.5	It is not aware of any material adverse facts or information that could materially and adversely affect the decision of the Capital Increasing Party with respect to this Capital Increase.

6.2	The Capital Increasing Party represents and warrants to Zhejiang Jichuang and Ningbo Viridi that:

6.2.1	The Capital Increasing Party has full power and authority to enter into this Agreement and to perform its obligations hereunder as of the date of this Agreement;

6.2.2	The Capital Increasing Party is a legally established and validly surviving limited liability company;

6.2.3	The execution and the performance of this Agreement shall be binding on and enforceable against the Capital Increasing Party in accordance with the relevant provisions;

6.2.4	The execution of this Agreement and compliance with the terms hereof shall not conflict with or result in a breach of any provision of its constituent documents or of any deed, trust, mortgage or other agreement or instrument to which it is a party or by which it or its property is bound, or of any law, regulation, judgment, order, authority or ruling applicable.

6.2.5	On the date of signing this Agreement, either by itself or by its advisors, the Capital Increasing Party has prudently completed due diligence, that is, it has conducted all necessary analyses and investigations on the Target Company and its assets, business and share owners, and has voluntarily signed this Agreement as it is satisfied with the with the results of the due diligence.

6.3	The Parties sign this Agreement in reliance on the representations and warranties given by the other parties.

7	Undertakings

7.1	Zhejiang Jichuang and Ningbo Viridi hereby undertake to the Capital Increasing Party that:

7.1.1	It will assume and pay in full and on time all taxes (including but not limited to stamp duty) due to it under applicable laws arising from the transactions under this Agreement, whether such tax payments occur before or after the delivery date.

7.1.2	It will do all things and execute all contracts and documents (including, without limitation, the documents mentioned in paragraph 4.1) necessary or desirable to enable the prerequisites to be satisfied as soon as possible and the terms of this Agreement and the transactions agreed to herein to become effective or valid.

7.1.3	It will, in accordance with the legal requirements, urge the Target Company to complete the transfer of some of its employees' labor relations to Ningbo ZEEKR Intelligent Technology Co., Ltd. As for the payment of social security and housing fund by a third party on behalf of the Target Company, it will urge the Target Company to communicate with the local authorities. If the payment of social security/housing fund on behalf of the Target Company is not allowed, it will urge the Target Company to set up a local branch and pay the social security/housing fund in the name of the branch.

7.1.4	It will cause the Target Company to complete the filing of the 2021 hazardous waste management plan within a reasonable period of time from the date of signing this Agreement in accordance with legal requirements.

7.2	The Capital Increasing Party hereby undertakes to Zhejiang Jichuang and Ningbo Viridi that:

7.2.1	It will assume and pay in full and on time all taxes (including but not limited to stamp duty) due to it under applicable laws arising from the transactions under this Agreement, whether such tax payments occur before or after the delivery date.

7.2.2	It will do all things and execute all contracts and documents necessary or desirable to enable the prerequisites to be satisfied as soon as possible and the terms of this Agreement and the transactions agreed to herein to become effective or valid.

8	Liability for Breach of this Agreement

8.1	General liability for breach of this Agreement

If a party breaches this Agreement or the representations and warranties, the breaching party shall indemnify the non-breaching party for any reasonably foreseeable losses, damages, costs, expenses, liabilities or claims suffered or likely to be suffered by the non-breaching party as a result, without prejudice to the non-breaching party's rights under the other provisions of this Agreement.

8.2	Prior to or on the date of this Agreement, Zhejiang Jichuang and Ningbo Viridi have the right to provide a disclosure letter (Appendix 3) to the Capital Increasing Party. Except for the "special indemnity" matters as expressly agreed in clause 8.3 of this Agreement, the Parties agree and acknowledge that Zhejiang Jichuang and Ningbo Viridi are released from all liabilities (including but not limited to breach of this Agreement and the corresponding liability for indemnity) to the extent of the contents of the written disclosure letter.

8.3	Special indemnity

The Target Company undertakes to indemnify and hold harmless the Capital Increasing Party from any loss, damage, cost, expense, liability or claim arising from any defect, non-compliance, or any obligation and liability to third parties due to: (for the avoidance of doubt, any loss, damage, expense, etc. within 12 months after the delivery date, which arise out of the following events occurring prior to the delivery date shall also be covered by the indemnity referred to in this article): (1) social security and housing fund paid by a third party; (2) social security and housing fund not being paid in full and on time; (3) hazardous waste management plan not being filed; (4) failure to timely record the completion and acceptance of construction works; and (5) failure to timely go through procedures related to occupational diseases, to the extent of the Subscription Price received by the Target Company.

9	Confidentiality

Unless with the prior written consent of the Parties or otherwise stipulated by this Agreement and laws and regulations (including but not limited to the listing rules), any party shall not directly or indirectly disclose or use the following confidential information: (1) the existence of this Agreement and the relevant information of this Capital Increase; (2) any discussions between the Parties regarding the execution and performance of this Agreement, the terms of the Agreement, the terms of the transaction or any other information regarding this Capital Increase; (3) any non-public information obtained by either party concerning the other party or its affiliated parties in the course of negotiation with the other party in connection with this Capital Increase or in the performance of this Agreement.

The confidentiality obligations of the Parties under this Agreement shall be relieved under the following circumstances: (1) disclosure made to the directors, employees, shareholders, financial advisors, legal advisors, other professional advisors, potential investors and other potential finance parties of either party and its affiliated parties, provided that such entities or persons assume a confidentiality obligation for the confidential information; (2) disclosure made in accordance with applicable laws, regulations and/or requirements of securities regulatory authorities, stock exchanges, administrative or judicial authorities; (3) if the confidential information has been disclosed by a third party and became publicly available for reasons not attributable to either party, such party shall no longer undertake the confidentiality obligation to such confidential information.

10	Transfer

10.1	Neither party shall have the right to transfer any interest (or any part thereof) under any provision of this Agreement without the prior written consent of the other parties under this Agreement; however, upon the appointment by ZEEKR Cayman of a limited liability company incorporated and existed under the laws of the PRC which is, directly or indirectly, wholly owned by ZEEKR Cayman as the Capital Increasing Party under this Agreement, all rights and obligations of the Capital Increasing Party under this Agreement shall be transferred to such Company in China.

11	Termination

11.1	Events of termination

11.1.1	Except as set forth in article 3.2 of this Agreement, this Agreement may be terminated before the Delivery Date in accordance with the following provisions:

a.	If either party commits any breach of this Agreement and fails to make correction within thirty (30) days upon request by the other party, the other party shall have the right to unilaterally terminate this Agreement by giving a written notice to other parties;

b.	Either party may terminate this Agreement in the event of force majeure which precludes the completion of the transactions contemplated in this Agreement;

c.	Either party may terminate this Agreement if any government authority issues an order, decree or ruling, or has taken any other actions limiting, precluding or otherwise prohibiting the transactions contemplated in this Agreement, and such order, decree, ruling or other actions are final and cannot apply for reconsideration, file a lawsuit or prosecute an appeal; or

d.	This Agreement is terminated with the written consent of the Parties.

12	Governing Laws and Dispute Resolution

12.1	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.2	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through friendly negotiation. If the dispute cannot be settled through negotiation within sixty Business Days after one party gives notice of the existence of a dispute, dissension or claim to the other party, then either party may submit such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration, in accordance with the CIETAC's arbitration rules in effect at the time of applying for arbitration. The place for arbitration and hearing shall be Shanghai. The arbitration language shall be Chinese.

12.3	Where the arbitration award is conclusive, it shall be binding on the Parties and may be enforced in accordance with its terms.

12.4	During the settlement of the dispute, the Parties shall continue to fully perform this Agreement except for the matters in dispute.

13	Notice

13.1	All notices shall be written in Chinese and may be delivered at the following addresses or by the following E-mails (as the case may be), or at other addresses or by other E-mails as the concerning parties have notified the Parties simultaneously in accordance with this article:

Zhejiang Jichuang Auto Parts Co., Ltd.

Address: [***]

ZEEKR INTELLIGENT TECHNOLOGY HOLDING LIMITED

Address: [***]

E-mail: [***]

Viridi E-Mobility Technology (Ningbo) Co., Ltd.

Address: [***]

Or, for either party, the notice to be delivered to other addresses or E-mails which the concerning party has duly notified the Parties simultaneously.

13.2	Any notice may be delivered by hand, facsimile or prepaid post. Without prejudice to the generality of the provisions of the preceding sentence, for any notice, if sent by facsimile, shall be deemed to have been delivered on the next Business Day where the sender is located; if sent by post, it shall be deemed to have been delivered upon the expiry of 72 hours after posting; if sent by hand, it shall be deemed to have been delivered after being consigned to the deliverer.

14	Other Provisions

14.1	Taxes and fees

The Parties shall bear their respective fees and expenses incurred in connection with the preparation, negotiation, execution and completion of this Agreement.

14.2	All agreements

This Agreement and all agreements and (or) documents referred to or expressly contained herein constitute all agreements among the Parties with respect to the subject matters under this Agreement and supersede all prior oral and written agreements, contracts, understandings and correspondences among the Parties with respect to the subject matters under this Agreement.

14.3	Severability

If any provision of this Agreement is ruled to be invalid or unenforceable, such provision (to the extent that it is invalid or unenforceable) shall not be enforceable, and shall be deemed not to be included in this Agreement, but the remaining provisions of this Agreement shall remain valid. The Parties shall exert all reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable substitute provision, the effect of which shall be as close as possible to the original effect of the invalid or unenforceable provision.

14.4	Waiver

14.4.1	Either party’s failure to exercise or delay in the exercise of any statutory rights or remedies obtained under this Agreement shall not constitute prejudice to such rights or remedies, and shall not constitute nor be deemed as a waiver or variation of such rights or remedies, nor shall it prevent the exercise of such rights or remedies at any time afterwards. A single or partial exercise of any such rights or remedies shall not preclude any other or further exercise of such rights or remedies or the exercise of any other rights or remedies.

14.4.2	The rights and remedies obtained by either party under or pursuant to this Agreement are cumulative and may be exercised as it deems appropriate and are in addition to its general statutory rights and remedies.

14.5	Effectiveness

This Agreement shall take effect after being stamped and signed by the Parties.

14.6	Amendment

No amendment of this Agreement shall be effective unless made in writing and being stamped by the Parties and signed by their respective representatives.

14.7	Extension

Any time, date or period referred to in any provision of this Agreement may be extended with the consent of the Parties.

14.8	Copies

This Agreement may be signed in sextuplicate, with each party holding two copies. The Parties shall sign on their respective copies, and each copy is an original copy. All copies together constitute one identical legal document.

14.9	Language

This Agreement is written in Chinese. This Agreement is signed by the duly authorized representatives of the Parties on the date stated on the front page of this Agreement.

[Signature page]

Appendix 1
Information of the Target Company

[***]

Appendix 2
Statements and Warranties

[***]

Appendix 3
Disclosure Letter

[***]

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